Exhibit p (iii)

                                THE RESERVE FUND
                            RESERVE TAX-EXEMPT TRUST
                        RESERVE NEW YORK TAX-EXEMPT TRUST
                          HALLMARK EQUITY SERIES TRUST
                      RESERVE MUNICIPAL MONEY MARKET TRUST
                        RESERVE SHORT TERM INTEREST TRUST
                        RESERVE MANAGEMENT COMPANY, INC.
                         RESERVE MANAGEMENT CORPORATION
                              RESRV PARTNERS, INC.

                           Code of Ethics and Conduct

                             Effective July 1, 2004

I.    Introduction

      This Code of Ethics and Conduct (the "Code") has been adopted by The Reserve Fund, Reserve Tax-Exempt Trust, Reserve New York Tax-Exempt Trust, Hallmark Equity Series Trust, Reserve Municipal Money Market Trust, Reserve Short Term Investment Trust, Reserve Management Company, Inc., Reserve Management Corporation and Resrv Partners, Inc. (collectively, "Reserve"), in accordance with the federal securities laws, including the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and the Securities Exchange Act of 1934, as amended. The purpose of the Code is to establish guidelines and procedures to identify and prevent persons who may have knowledge of Reserve's investments and investment intentions from breaching their fiduciary duties and to deal with other situations that may pose a conflict of interest or a potential conflict of interest.

      Additionally, federal securities laws require money managers and others to adopt policies and procedures to identify and prevent the misuse of material, non-public information. Therefore, Reserve has developed and adopted an Insider Trading Policy that applies to all employees, affiliates and subsidiaries.

      Carefully read the guidelines and procedures of this Code. Please sign, date, and return the attached (i) Annual Code of Conduct and Ethics Compliance Certification and (ii) Insider Trading Policy Annual Certificate of Compliance to the Human Resources Department by the specified date. Please keep a copy of the Code for your reference.

II.   Definitions

      As used in the Code, the following terms have the following meanings:

Access Person:    means any employee of Reserve. This term also includes any person who has knowledge of material facts pertaining to transactions of Advisory Clients. Generally, the term does not include an Independent Director unless he or she has knowledge of material facts regarding Advisory Client transactions.

Advisory Client:  means any person or entity to which Reserve provides investment advisory services. This term includes any registered or unregistered investment company for which Reserve serves as an adviser or sub-adviser and any separate account clients; provided, however, that the term does not include the Hallmark Private Equity Series Trust or any other clients that are sub-advised by an entity other than Reserve.

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Beneficial
Ownership:        means any interest in a Security for which an Access Person or any member of his or her immediate family (anyone residing in the same household or to whom the Access Person provides significant financial support) may directly or indirectly receive a monetary benefit. This term also includes the right to buy or sell a Security, to direct the purchase or sale of a Security, or to vote or direct the voting of a Security.
                  Please see Appendix II for examples of Beneficial Ownership.

Compliance
Director:         means the person appointed by Reserve as Director of
                  Compliance (or Chief Compliance Officer), or, in the absence of a Director of Compliance (or Chief Compliance Officer), the
                  General Counsel. The Compliance Director may delegate any or all of his or her responsibilities under the Code, and may consult with outside counsel as appropriate.. In instances where the Code is applied to the Compliance Director, any other principal of Reserve may act as the Compliance Director.

Control: of a company means the power to exercise a controlling influence over the management or policies of the company (unless such power is solely the result of an official position with the company). Any person who owns (directly or through one or more controlled companies), more than 25% of the voting securities of a company shall be presumed to control such company.

Independent
Trustee: means any person who serves on the Board of Trustees of any of the Reserve Funds who is not an "interested person" as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended and who does not have advance knowledge of purchases or sales of Securities on behalf of any Advisory Client. Special procedures apply to Independent Trustees as set forth in Article VII.B.

Personal
Securities
Transaction:      means any transaction in which an Access Person or his or her immediate family (as described above and in Appendix II) acquires or disposes of a Security in which any such person has or gains a direct or indirect Beneficial Ownership interest.

Security:         includes all debt and equity financial instruments including:

                  o     common and preferred stock;

                  o     investment and non-investment grade debt securities;

                  o investments convertible into or exchangeable for stock or debt securities;

                  o any derivative instrument relating to any of the above securities, including options, warrants and futures;

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                  o     any interest in a partnership investment in any of the
                        foregoing; and

                  o     shares of closed-end investment companies;

                  does not include the following, so that transactions in the following are not covered by the Code:

                  o debt securities issued by the U.S. government or its agencies or instrumentalities;

                  o     bankers' acceptances;

                  o     bank certificates of deposit;

                  o     commercial paper;

                  o     municipal bonds;

                  o     stock indices; and

                  o shares of registered open-end investment companies (mutual funds).

Security held or
to be acquired:   by an Advisory Client means any Security which, within the most recent three (3) days:

                  o is being or has been purchased or sold by Reserve for an Advisory Client; or

                  o is being considered or has been considered for purchase or sale by Reserve for an Advisory Client.

Security being
considered for
purchase or sale: means a Security  during the time  period  when an order is on
                  Reserve's trading desk with respect to that Security until the time when all orders with respect to that Security are either completed or canceled. This time period includes those instances in which an order to purchase or sell the Security has been made and communicated to a broker.

III. General Principles

      This Code applies to all Access Persons. The Code acknowledges the general principles that Access Persons:

      o     owe a fiduciary obligation to all Advisory Clients;

      o have the duty at all times to place the interests of all Advisory Clients first and foremost;

      o must conduct their Personal Securities Transactions in a manner that avoids conflicts of interest or abuses of their position of trust and responsibility; and

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

      o should not take improper advantage of their positions in relation to Advisory Clients.

      The Code makes it unlawful for Access Persons, when conducting Personal Securities Transactions, to engage in activities that are dishonest, manipulative, or that involve false or misleading statements. No Access Person shall use any information concerning the investments or investment intentions of any Advisory Client for personal gain or in a manner harmful to the interests of any Advisory Client.

      In this regard, no Access Person shall, directly or indirectly in connection with the purchase or sale of a Security held or to be acquired by any Advisory Client:

      o     employ any device, scheme or artifice to defraud any Advisory
            Client;

      o make any untrue statement of a material fact or omit to state a material fact that, in light of the circumstances, could be construed as misleading;

      o engage in any act, practice, or course of business that operates or would operate as fraud or deceit upon any Advisory Client; or

      o     engage in any manipulative practice with respect to any Advisory
            Client.

      This Code requires Access Persons, among other things, to pre-clear their Personal Securities Transactions as described in Section VI, report their Personal Securities Transactions as described in Section VIII, and certify their compliance with the Code as described in Section VIII.

IV.   Prohibited Transactions

      A.    3-day Blackout Period

      No Access Person may effect a Personal Securities Transaction in a Security if:

      o Reserve has engaged in a transaction in the same Security for an Advisory Client within the last three (3) calendar days; or

      o Reserve engages in a transaction in the same Security for an Advisory Client within the next three (3) calendar days.

      In the event an Access Person effects a prohibited Personal Securities Transaction within either three (3) days before or after an Advisory Client transaction in the same or equivalent Security, the Access Person will be required to close out his or her position in the Security and to disgorge any profit from the transaction to a predetermined charity selected by the Compliance Director. However, please note that if an Access Person obtained pre-clearance for a transaction and a subsequent Advisory Client transaction in the same Security occurs within three (3) days of the Access Person's transaction, Reserve's Compliance Director may determine to review the application of the disgorgement policy upon a demonstration of hardship or extraordinary circumstances.

      B.    Initial Public Offerings

      No Access Person may engage in a Personal Securities Transaction in any Security in an initial public offering. Exceptions to this prohibition are permissible only with the prior written approval of Reserve's Compliance Director or, in the Compliance Director's absence, the General Counsel, the President or the Chairman of the Funds.

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      C.    Private Placements

      An Access Person may not engage in a Personal Securities Transaction in any Security in a private placement without the prior written approval of the Compliance Director or, in the Compliance Director's absence, the General Counsel, the President or the Chairman of the Funds. In considering such approval, the Compliance Director shall take into account, among other factors, whether the investment opportunity should be reserved for an Advisory Client, and whether the opportunity is being offered to the Access Person by virtue of his or her position.

      An Access Person who has been approved to engage in a Personal Securities Transaction in a private placement must disclose that investment if he or she plays a part directly or indirectly in subsequent investment considerations of the Security for an Advisory Client. In such circumstances, Reserve's decision to purchase or sell Securities of the issuer shall be subject to an independent review by an Access Person with no personal interest in the issuer.

      D.    Front-Running

      No Access Person may engage in front-running an order or recommendation, even if the Access Person is not handling the order or the recommendation (and even if the order or recommendation is for someone other than the Access Person). Front-running consists of executing a transaction based on the knowledge of the forthcoming transaction or recommendation in the same or an underlying Security, or other related securities, within three (3) calendar days preceding a transaction by Reserve.

      E.    Inside Information

      No Access Person may use material, non-public information about any issuer of Securities, whether or not such Securities are held in the portfolios of Advisory Clients or suitable for inclusion in such portfolios, for personal gain or on behalf of an Advisory Client. Any Access Person who believes he or she is in possession of such information must contact Reserve's Compliance Director immediately to discuss the information and the circumstances surrounding its receipt. This prohibition does not prevent an Access Person from contacting officers and employees of issuers or other investment professionals in seeking information about issuers that is publicly available. (Refer to Reserve's Insider Trading Policy attached as Appendix I for more information.)

      When effecting any Personal Securities Transaction, an Access Person must:

      o obtain advance written clearance of such Transaction in accordance with Section VI of this Code; AND

      o     report to Reserve's Compliance Director the information described in
            Section VIII of this Code.

      F.    Gifts

      No Access Person may seek any gift, favor, gratuity, or preferential treatment from any person or entity that:

      o     does business with or on behalf of Reserve;

      o is or may appear to be connected with any present or future business dealings between Reserve and that person or organization; OR

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

      o     may create or appear to create a conflict of interest.

      Access Persons may not accept gifts, favors or gratuities from any other person valued at more than $100.

      Discretion should be used in accepting invitations for dinners, entertainment, golf outings, sporting events, theater or the like. In accepting such invitations, Reserve requires that the person offering the invitation be in attendance in order to accept the invitation. No Access Person should offer any gifts, favors or gratuities that could be viewed as influencing decision-making or otherwise could be considered as creating a conflict of interest on the part of the recipient.

      G.    Service as a Director

      No Access Person may serve on the board of directors of any publicly traded company. In addition, any Access Person that wishes to serve on the board of directors of a privately held company must first obtain prior written approval from the Compliance Director or the General Counsel and the President of the Funds, or in his absence, the Chairman of the Funds.

      H.    Mutual Fund Market Timing and Late Trading

      Mutual funds are not intended to be short-term trading vehicles; therefore, The Reserve Funds' policy prohibits employees from engaging in mutual fund market timing and from engaging in or facilitating late trading. Mutual fund market timing involves the purchase and sale of shares of mutual funds (including exchanges within the same fund family) within 15 days with the intention of capturing short-term profits resulting from market volatility. Late trading occurs when a mutual fund order is received from a client after the funds trading deadline and is an illegal practice. These prohibitions apply to all accounts and services offered through The Reserve Funds, including employee and employee-related and retirement accounts. These prohibitions do not, however, apply to purchases and sales of taxable and tax-exempt money market funds.

V.    Exemptions

      Notwithstanding the foregoing, the Code contains an exception to the 3-day blackout period for certain de minimis Personal Securities Transactions. Under this de minimis exception, an Access Person may engage in a Personal Securities Transaction regardless of the fact that Reserve may be active in a Security so long as the following conditions are met:

      Equity Securities

            purchase or sale of 1,000 shares or fewer, or $5,000 or less (over a rolling 30 day period) by the Access Person or members of his/her immediate family; AND the issuer's market capitalization is greater than $1 billion;

      Debt Securities

            purchase or sale of 100 units ($100,000 principal amount) or fewer (over a rolling 30 day period) by the Access Person or members of his/her immediate family; AND the issuer's market capitalization is greater than $1 billion.

De minimis Personal Securities Transactions must be reported pursuant to Section VIII.

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

VI.   Pre-Clearance Procedures

      A.    Procedures for Pre-Clearance

            1.    Approval Requirements

            An Access Person must obtain written pre-clearance from Reserve's Compliance Director or, in the Compliance Director's absence, the General Counsel, the President or the Chairman of the Funds for all Personal Securities Transactions (except de minimis Transactions).

      2.    Time of Clearance

            Pre-clearance must be obtained prior to the proposed Personal Securities Transaction and is valid for the balance of the day on which it is granted and the following full business day thereafter.

      3.    Form

            Pre-clearance must be obtained in writing by completing and signing a Personal Request and Trading Authorization Form (including the details of the proposed Personal Securities Transaction). An example of such Form is attached.

      4.    Filing

            Reserve's Compliance Director will retain a copy of all completed Personal Request and Trading Authorization Forms.

      B.    Factors Considered in Clearance of Personal Securities Transactions

      Generally, the factors described below will be considered in determining whether or not to clear a proposed Personal Securities Transaction. However, if warranted by the nature of the Personal Securities Transaction, Reserve's Compliance Director or, in the Compliance Director's absence, the General Counsel, Chairman or President of the Funds has the authority to clear a Personal Securities Transaction on any other basis.

            (i) whether any Advisory Client has a pending "buy" or "sell" order in that security or has completed a purchase or sale of that security that day;

            (ii) whether the amount or nature of the Personal Securities Transaction or person making it is likely to affect the price of or market for the Security;

            (iii) whether the Personal  Securities  Transaction would create the appearance of impropriety, whether or not an actual conflict exists;

            (iv) whether the Security proposed to be purchased or sold is one that would qualify for purchase or sale by any Advisory Client;

            (v) whether the Personal Securities Transaction is non-voluntary on the part of the individual, such as the receipt of a stock dividend; and

            (vi)  whether  the  Security  is  currently  being   considered  for
                  purchase or sale by Reserve, or has been so considered in the past three (3) days.

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VII.  Exempt Securities Transactions -- Specified

      A.    General

      In addition to the exemptions in Section V, the Prohibited Transactions in
Section IV, the Pre-Clearance Requirements in Section VI, and the Reporting Requirements in Section VIII of this Code do not apply to:

            (vii) transactions  in an account over which an Access Person has no direct or indirect influence or control; or in any account held by an Access Person which is managed on a discretionary basis by a person other than the Access Person and, with respect to which the Access Person does not, in fact, influence or control the transactions;

            (viii)transactions  which  are  non-voluntary  on  the  part  of the
                  Access Person;

            (ix) purchases which are part of an automatic dividend reinvestment plan;

            (x) purchases as a result of the exercise by an Access Person of rights issued pro rata to all holders of a class of Securities, to the extent that such rights were acquired from the issuer, and the sale of such rights; and

            (xi) other similar circumstances as determined by the Compliance Director.

      B.    Special Procedures for Independent Trustees

            An Independent Trustee is not subject to the procedures set forth in the Code unless that Independent Trustee knew, or in the ordinary course of the fulfillment of his or her official duties should have known, that during the 15-day period immediately preceding or after the date of a transaction in a Security by the Independent Trustee, such Security was recommended, purchased or sold by Reserve on behalf of an Advisory Client or the recommendation, purchase or sale of that Security was considered by Reserve. An Independent Trustee is not required to report to Reserve his or her Personal Securities Transactions on a quarterly basis, nor is he or she required to report to Reserve personal holdings on an annual basis.

VIII. Reporting

      A.    Reporting Requirements

            1.    Access Persons

      Except as set forth below, each Access Person must make a written report (sample attached) to Reserve's Compliance Director within ten (10) days after the end of each calendar quarter of all non-exempt Personal Securities Transactions occurring during the quarter.

            2.    Form of Report

      The reports must contain the following information with respect to each reportable Personal Securities Transaction:

            (xii) Date  and  nature  of  the  Personal  Securities   Transaction
                  (purchase,   sale  or  any  other  type  of   acquisition   or
                  disposition);

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            (xiii)Title,  number of shares or principal  amount of each Security and the price at which the Personal Securities Transaction was effected; and

            (xiv) Name of the  broker,  dealer or bank with or through  whom the
                  Personal Securities Transaction was effected.

Such reports may contain a statement that the report is not to be construed as an admission that the person filing the report has or had any direct or indirect Beneficial Interest in any Security described in the report.

      B.    Disclosure by New Access Persons of Personal Securities Holdings

      Each new Access Person must disclose on the form provided by the Human Resources Department, within 10 days after he or she becomes an Access Person, any Security in which he or she or any member of his or her immediate family has a Beneficial Ownership interest. Thereafter, the Access Person will file the Annual Disclosure discussed below.

      C.    Annual Disclosure

      Upon the instruction of the Compliance Director, each Access Person annually will be required to update his or her list of Securities in which the Access Person or any member of his or her immediate family has a Beneficial Ownership interest.

      D.    Annual Certification

      All Access Persons must certify annually that they understand the Code, have had an opportunity to ask questions about the Code, and will comply with all applicable aspects of the Code.

      E.    Responsibility to Report

      Each Access Person required to make a report is responsible for taking the initiative to file reports as required under the Code. Any effort by the Compliance Director to facilitate the reporting process does not change or alter that responsibility.

      F.    Where to File Report

      All reports, unless otherwise noted, must be filed with the Compliance Director.

      G.    Brokerage Statements / Confirms

      All Access Persons must have copies of all monthly statements and confirmations relating to transactions in Securities in all accounts in which the Access Person or any member of his or her immediate family has a Beneficial Ownership interest sent directly to the Compliance Director. This requirement does not apply to accounts that are part of an investment program that provides Reserve electronic confirmations and statements (e.g., Charles Schwab).

      The duplicate copies of all monthly statements and confirmations referred to above should be addressed to:

        Office of the Director of Compliance
        The Reserve Funds
        1250 Broadway - 32nd Floor
        New York, NY  10001-3701

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IX.   Confidentiality of Adviser Transactions

      Information relating to any Advisory Client's portfolio or activities is strictly confidential and should not be discussed with anyone outside Reserve. In addition, from the time that an Access Person anticipates making a recommendation to purchase or sell a security, through the time that all transactions based on that recommendation have been completed or abandoned, the subject and content of the recommendation may be considered "inside information." Accordingly, Access Persons must maintain the utmost confidentiality with respect to their recommendations during this period and may not discuss a contemplated recommendation with anyone outside of Reserve. Please refer to Appendix I for Reserve's Insider Trading Policy.

      Any written or oral disclosure of information concerning Reserve, Reserve's clients, or particular purchase or sale transactions for Advisory Client accounts should be made only by persons who are specifically authorized to release that information after consultation with the Compliance Director. The confidentiality of Reserve transactions is not intended to inhibit exchanges of information among Access Persons, brokers with which Reserve trades, or outside analysts.

X.    Sanctions

      A violation of this Code is subject to the imposition of such sanctions by Reserve as may be deemed appropriate under the circumstances to achieve the purposes of the Code. Sanctions for violations of the Code will be determined by the Compliance Director, in consultation with Reserve's principals and outside counsel. Such sanctions may include written warning, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the offending person in the Personal Securities Transaction in question.

XI.   Amendments and Modifications

      This Code may be amended or modified as deemed necessary by the officers of Reserve, with the advice of counsel. This Code is effective as of July 1, 2004.

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                        --------------------------------
                                THE RESERVE FUNDS
                        RESERVE MANAGEMENT COMPANY, INC.
                         RESERVE MANAGEMENT CORPORATION
                              RESRV PARTNERS, INC.
                        --------------------------------

                        ANNUAL CODE OF ETHICS AND CONDUCT

                            COMPLIANCE CERTIFICATION

                            YEAR ENDING May 31, 2004

____________________________
Name (please print)

      By signing below, I certify that I have read and understand the Code of Ethics and Conduct ("Code"). I further certify that I have complied with the applicable Code requirements during the course of my employment by Reserve, and that I will continue to adhere to the Code during the course of my employment. I also agree to report promptly to the Compliance Director (or, in his absence, the General Counsel) when I become aware of any violation or possible violation of this Code.

      I understand that violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

_____________________________________
Signature

_____________________________________
Date

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

                                   APPENDIX I

                             POLICIES AND PROCEDURES
                        CONCERNING THE MISUSE OF MATERIAL
                             NON-PUBLIC INFORMATION
                           ("Policies and Procedures")

      Every employee ("Employee") of The Reserve Fund, Reserve Tax-Exempt Trust, Reserve New York Tax-Exempt Trust, Hallmark Equity Series Trust, Reserve
Municipal Money Market Trust, Reserve Short Term Investment Trust, Reserve Management Company, Inc., Reserve Management Corporation and Resrv Partners, Inc. (collectively, "Reserve") must read and retain a copy of these Policies and Procedures. Any questions regarding the Policies and Procedures described herein should be referred to Reserve's Compliance Director.

SECTION I. POLICY STATEMENT ON INSIDER TRADING ("Policy Statement")

      Reserve's Policy Statement applies to every Employee and extends to activities both within and outside the scope of their duties at Reserve. Reserve forbids any Employee from engaging in any activities that would be considered to be "insider trading."

      The term "insider trading" is not defined in the federal securities laws, but generally is understood to prohibit the following activities:

      1. trading by an insider, while in possession of material non-public information;

      2. trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated;

      3. recommending the purchase or sale of securities while in possession of material non-public information; or

      4. communicating material non-public information to others (i.e., "tipping").

      The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this Policy Statement, you have any questions you should consult our Compliance Director.

A.    Who is an Insider?

      The  concept  of  "insider"  is broad and  includes  officers,  directors, trustees, partners and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of those organizations. In addition, Reserve and its Employees may become temporary insiders of a company that Reserve advises or for which Reserve performs other services. According to the U.S. Supreme Court, before an outsider will be considered a temporary insider for these purposes, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must, at least, imply such a duty.

                                                  Revised effective July 1, 2004

      B. What is Material Information?

      Trading, tipping, or recommending securities transactions while in possession of inside information is not an actionable activity unless the information is "material." Generally, information is considered material if: (i) there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions or (ii) it is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to, the following: dividend changes, earnings estimates, changes in previously released earnings estimates, a joint venture, the borrowing of significant funds, a major labor dispute, merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. For information to be considered material it need not be so important that it would have changed an investor's decision to purchase or sell particular securities; rather it is enough that it is the type of information on which reasonable investors rely in making purchase or sale decisions. The materiality of information relating to the possible occurrence of any future event would depend on the likelihood that the event will occur and its significance if it did occur.

      Material information does not have to relate to a company's business. For example, in U.S. v. Carpenter, 791 F.2d 1024 (2d Cir. 1986), aff'd, 484 U.S. 19
(1987), (affirmed without opinion by an evenly divided court with respect to the charge of insider trading based on the "misappropriation" theory), the court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

C.    What is Non-Public Information?

      All information is considered non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public. Information in bulletins and research reports disseminated by brokerage firms are also generally considered to be public information.

D.    Bases for Liability

      In order to be found liable for insider trading, one must either (i) have a fiduciary relationship with the other party to the transaction and have breached the fiduciary duty owed to that other party, or (ii) have misappropriated material non-public information from another person.

      1.    Fiduciary Duty Theory

      Insider trading liability may be imposed on the theory that the insider breached a fiduciary duty to a company. In 1980, the U.S. Supreme Court held that there is no general duty to disclose before trading on material non-public information, and that such a duty arises only where there is a fiduciary relationship. That is, there must be an existing relationship between the parties to the transaction such that one party has a right to expect that the other party would either (a) disclose any material non-public information, if appropriate or permitted to do so, or (b) refrain from trading on such material non-public information. Chiarella v. U.S., 445 U.S. 222 (1980).

      In Dirks v. SEC, 463 U.S. 646 (1983), the U.S. Supreme Court stated alternative theories under which non-insiders can acquire the fiduciary duties of insiders: (a) they can enter into a confidential relationship with the company through which they gain the information (e.g., attorneys, accountants, etc.), or (b) they can acquire a fiduciary duty to the company's shareholders as "tippees" if they were aware, or should

                                                  Revised effective July 1, 2004
have been aware, that they had been given confidential information by an insider that violated his or her fiduciary duty to the company's shareholders by providing such information to an outsider.

      However, in the "tippee" situation, a breach of duty occurs only where the insider personally benefits, directly or indirectly, from the disclosure. Such benefit does not have to be pecuniary, and can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

      2.    Misappropriation Theory

      Another basis for insider trading liability is the "misappropriation" theory. Under the misappropriation theory, liability is established when trading occurs as a result of, or based upon, material non-public information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the court held that a columnist for The Wall Street Journal had defrauded the Journal when he obtained information that was to appear in the Journal and used such information for trading in the securities markets. The court held that the columnist's misappropriation of information from his employer was sufficient to give rise to a duty to disclose such information or abstain from trading thereon, even though the columnist owed no direct fiduciary duty to the issuers of the securities described in the column or to purchasers or sellers of such securities in the marketplace. Similarly, if information is given to an analyst on a confidential basis and the analyst uses that information for trading purposes, liability could arise under the misappropriation theory.

E.    Penalties for Insider Trading

      Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she did not personally benefit from the violation. Penalties include:

      1.    civil injunctions;

      2. criminal penalties for individuals of up to $1,000,000 and for "non-natural persons" of up to $2.5 million dollars plus, for individuals, a maximum jail term of from five to ten years;

      3.    private rights of actions for disgorgement of profits;

      4. civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

      5. civil penalties for the employer or other controlling person of up to the greater of $1,000,000 per violation or three times the amount of the profit gained or loss avoided as a result of each violation.

      6. a permanent bar, pursuant to the SEC's administrative jurisdiction, from association with any broker, dealer, investment company, investment adviser, or municipal securities dealer.

      In addition, any violation of this Policy Statement can be expected to result in serious sanctions by Reserve, including dismissal of the persons involved.

                                                  Revised effective July 1, 2004

SECTION II. PROCEDURES TO IMPLEMENT RESERVE'S POLICY STATEMENT

      The following procedures have been established to aid Reserve's Employees in avoiding insider trading, and to aid Reserve in preventing, detecting and imposing sanctions against insider trading. Every Employee of Reserve must follow these procedures or risk serious sanctions, as described above. If you have any questions about these procedures you should consult our Compliance Director.

A.    Identifying Insider Information

      Before trading for yourself or others, including for any client accounts managed by Reserve, in the securities of a company about which you may have potential insider information, or revealing such information to others or making a recommendation based on such information, you should ask yourself the following questions.

      1. Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

      2. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation, or has it otherwise been made available to the public?

      If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information may be material and non-public, you should take the following steps.

      1. Report the matter immediately to our Compliance Director. In consulting with our Compliance Director, you should disclose all information that you believe may bear on the issue of whether the information you have is material and non-public.

      2. Refrain from purchasing or selling securities with respect to such information on behalf of yourself or others, including for client accounts managed by Reserve.

      3.    Refrain  from   communicating  the  information  inside  or  outside
            Reserve, other than to our Compliance Director.

      After our Compliance Director has reviewed the issue, you will be instructed to continue the prohibitions against trading, tipping, or communication, or you will be allowed to trade and communicate the information. In appropriate circumstances, our Compliance Director will consult with counsel as to the appropriate course to follow.

B.    Personal Securities Trading

      All Employees of Reserve must adhere to Reserve's Code of Ethics and Conduct ("Code") with respect to securities transactions effected for their own account, accounts over which they have a direct or indirect beneficial interest, and accounts over which they exercise any direct or indirect influence. Please refer to Reserve's Code as necessary. In accordance with the Code, Employees are required to obtain prior written approval by Reserve's Confidential Director of all personal securities transactions (unless otherwise exempted) and to submit to the Compliance Director Quarterly Securities Transaction Reports ("Quarterly Reports") concerning their securities transactions as required by the Code.

                                                  Revised effective July 1, 2004

C.    Restricting Access to Material Non-Public Information

      Information in your possession that you identify, or which has been identified to you as material and non-public, must not be communicated to anyone, except as provided in paragraph II.A, above. In addition, you should make certain that such information is secure. For example, files containing material non-public information should be sealed and inaccessible and access to computer files containing material non-public information should be restricted by means of a password or other similar restriction.

D.    Resolving Issues Concerning Insider Trading

      If, after consideration of the items set forth in paragraph II.A. above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, please discuss such matters with our Compliance Director before trading on or communicating the information in question to anyone.

E.    Supervisory Procedures

      Reserve's Compliance Director is critical to the implementation and maintenance of these Policy and Procedures against insider trading. The supervisory procedures set forth below are designed (i) to prevent insider trading and (ii) to detect insider trading.

      1.    Prevention of Insider Trading

      In addition to the prior approval and monthly reporting procedures specified in the Reserve's Code concerning personal securities transactions, the following measures have been implemented to prevent insider trading by Reserve's Employees.

            a. Each of Reserve's Employees will be provided with a copy of these Policies and Procedures regarding insider trading.

            b. Reserve's Compliance Director will answer questions regarding Reserve's Policy and Procedures;

            c. Reserve's Compliance Director will resolve issues of whether information received by an Employee of Reserve is material and non-public;

            d. Reserve's Compliance Director will review on a regular basis, and update as necessary, Reserve's Policy and Procedures;

            e. Whenever it has been determined that an Employee of Reserve has material non-public information, the Compliance Director will implement measures to prevent dissemination of such information.

            f. Upon the request of any Employee, the Compliance Director will promptly review and either approve or disapprove a request for clearance to trade in specified securities.

2.    Detection of Insider Trading

      To detect insider trading, the Compliance Director will:

            a. review the personal securities transaction reports filed by each Employee, including subsequent quarterly review of all personal securities transactions;

                                                  Revised effective July 1, 2004

            b. review the trading activity of client accounts managed by Reserve;

            c. review the trading activity of the Reserve's own accounts, if any; and

            d. coordinate the review of such reports with other appropriate Employees of Reserve when the Compliance Director has reason to believe that inside information has been provided to certain Employees.

      3.    Special Reports to Management

      Promptly upon learning of a potential violation of Reserve's Policies and Procedures, the Compliance Director will prepare a confidential written report to management providing full details and recommendations for further action.

      4.    Annual Reports to Management

      On an annual basis, the Compliance Director will prepare a written report to the management of Reserve setting forth:

            a. a summary of existing procedures to prevent and detect insider trading;

            b. full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

            c.    an   evaluation   of   the   current    procedures   and   any
                  recommendations for improvement; and

            d. a description of Reserve's continuing educational program regarding insider trading, including the dates of any seminars since the last report to management.

      In response to such report, management will determine whether any changes to the Policies and Procedures might be appropriate.

                                                  Revised effective July 1, 2004

                             INSIDER TRADING POLICY

                        ANNUAL CERTIFICATE OF COMPLIANCE

_________________________
Name (please print)

This is to certify that I have read and sufficiently understand the policies and procedures of Reserve's Insider Trading Policy (the "Policy") distributed to me on _____ 2004. I certify that I have complied with these policies and procedures during the course of my employment with Reserve and that I will continue to adhere to the Policy during the course of my employment. Moreover, I agree to report to the Compliance Director (or, in his absence, the General Counsel) promptly when I become aware of any violation or possible violation of the Policy.

I understand that violation of the Policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

_____________________________________
Signature

_____________________________________
Date

                                                  Revised effective July 1, 2004

                                   APPENDIX II

                        EXAMPLES OF BENEFICIAL OWNERSHIP

1. Securities held by an Access Person for his or her own benefit, whether such securities are in bearer form, registered in his or her own name, or otherwise;

2. Securities held by others for the Access Person's benefit (regardless of whether or how such securities are registered), such as, for example, securities held for the Access Person by custodians, brokers, relatives, executors or administrators;

3. Securities held by a pledgee for an Access Person's account;

4. Securities held by a trust in which an Access Person has an income or remainder interest unless the Access Person's only interest is to receive principal (a) if some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the Access Person;

5. Securities held by an Access Person as trustee or co-trustee, where whether the Access Person or any member of their immediate family (i.e. spouse, children or their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust;

6. Securities held by a trust of which the Access Person is the settlor, if the Access Person has the power to revoke the trust without obtaining the consent of all the beneficiaries;

7.  Securities  held by a general  or  limited  partnership  in which the Access
Person is either the general partner of such partnership or the controlling partner of such entity. For these purposes, an Access Person will be considered to be a controlling partner of a partnership if such Access Person owns more than 25% of the partnership's general or limited partnership interests;

8. Securities held by a personal holding company controlled by the Access Person alone or jointly with others;

9. Securities held in the name of the Access Person's spouse unless legally separated;

10. Securities held in the name of minor children of the Access Person or in the name of any relative of the Access Person or of their spouse (including an adult child) who is presently sharing the Access Person's home. This applies even if the Securities were not received from the Access Person and the dividends are not actually used for the maintenance of the Access Person's home;

11. Securities held in the name of any person other than the Access Person and those listed in (9) and (10), above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Access Person obtains benefits substantially equivalent to those of ownership;

12. Securities held in the name of any person other than the Access Person, even though the Access Person does not obtain benefits substantially equivalent to those of ownership (as described in (11), above), if the Access Person can vest or re-vest title in himself.

                                                  Revised effective July 1, 2004

Quarterly Securities Transactions Report

NAME: ______________________________________ Quarter Ended _______________, 20__

      Under the Code of Ethics and Conduct (the "Code"), Access Persons (as defined by the Code) must report all Personal Securities Transactions regardless of the size of the transaction, with the exception of securities issued by the U.S. government, its agencies or instrumentalities, money market instruments, and shares in open-end investment companies.

      Such reports are due by the tenth day of the month following the close of each calendar quarter regardless of whether you have had any Personal Securities Transactions, and are to be directed to the Compliance Director.

      With respect to Personal Securities Transactions, each report must cover all accounts in which you have a direct or indirect beneficial ownership interest, (unless you have no influence or control over such accounts) and all non-client accounts which you manage or with respect to which you give investment or voting advice.

      Did you have any reportable Personal Securities Transactions during the above quarter?

      Yes ___   No ___

      If yes, does the Compliance Department receive a duplicate brokerage account statement? ___

      Yes ___   No ___   Not Applicable  ____

If the Compliance Department receives duplicates of your statements you do not need to include the information here. However, if the Compliance Department does not receive duplicate statements, please describe all reportable securities transactions on the reverse side, providing the following information: the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security involved; the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); the price of the covered security at which the transaction was effected; and the name of the broker, dealer or bank with or through which the transaction was effected. You may attach copies of confirmation statements and account statements b to your signed report.

      Did you open any brokerage accounts during the above quarter?

      Yes ___   No ___

      If yes, please disclose all new brokerage accounts in your name, any spouse's account, any children's account or any other account over which the employee has control that were opened during the quarter.

================================================================================
Date The Account Was      Name Of The Broker,    Account Name     Account Number
    Established             Dealer Or Bank
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

================================================================================

To the best of my knowledge and belief, the answers set out in this Report are true and correct.

_________________________________
Signature and Date

                                                  Revised effective July 1, 2004

ANNUAL PERSONAL HOLDINGS IN SECURITIES

      IN ACCORDANCE with Section VIII of Reserve's Code of Ethics and Conduct (the "Code"), please provide a list of all Securities (except securities issued by the U.S. government its agencies or instrumentalities, money market instruments, shares in open-end investment companies), in which you have a beneficial interest, including those in accounts of your immediate family and all Securities in non-client accounts for which you make investment decisions. (The term "Security" is defined in the Code.)

1.    List all Securities:

      a. which are personally owned by you, your spouse, minor child, or any other member of your immediate household; or

      b. in which a beneficial interest is held by you, your spouse, minor child, or any other member of your immediate household;

      c. held by or for the benefit of any trust or estate of which you or your spouse is a trustee or other fiduciary or beneficiary or of which your minor child is a beneficiary; or

      d. held by or for the benefit of any person for whom you direct or effect transactions under a power of attorney or otherwise.

      o     If none, write NONE.

================================================================================
NAME OF SECURITY    Type Security(1)    HOLDINGS      HOLDINGS   RELATIONSHIP(3)
                                      Number Shares   Principal
                                                    Amount ($)(2)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

================================================================================

NOTE: Continue listing as necessary on additional sheets. (You may attach a copy of a broker statement listing the information - if so, indicate as "See Attached.")

2. Have you, during the past 12 months, or for new employees since you entered Reserve's employment, requested prior clearance of and filed quarterly reports for all Personal Securities Transactions as required by the Code?

         ____ Yes  _____ No

If "No", has the Transaction been discussed with the Compliance Director?

         ____ Yes  _____ No

If not, please advise the Compliance Director in writing separately of any Personal Securities Transactions not pre-so cleared or reported.

----------
(1) Insert the following symbol as applicable to indicate the type of security held: C-common stock, P-preferred stock, O-option, W-warrant and D-debt security.

(2)   To be completed only for debt securities.

(3) Insert "a", "b", "c" or "d" as explained above, to describe your interest in these securities.

                                                  Revised effective July 1, 2004

3. Have you filed quarterly reports for all reportable Personal Securities Transactions as required by the Code?

         ____ Yes  _____ No

If "No", has the Transaction been discussed with the Compliance Director?

         ____ Yes  _____ No

In addition, Reserve requires all employees to disclose all brokerage accounts in their name, any spouse's account, any children's account or any other account over which the employee has control.

================================================================================
        Name of Broker              Account               Name on Account
                                     Number
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

================================================================================

I CERTIFY THAT THE STATEMENTS MADE BY ME ON THIS FORM ARE TRUE, COMPLETE AND CORRECT TO THE BEST OF MY KNOWLEDGE AND BELIEF AND ARE MADE IN GOOD FAITH.

_________________________                           ____________________________
Date                                                          Signature

Received in Compliance ______________________

                                                  Revised effective July 1, 2004

                 Personal Trading Request and Authorization Form

This authorization must be obtained prior to the proposed Personal Securities Transaction and is valid for the balance of the day on which it is granted and the following full business day thereafter, unless notified otherwise by the Designated Officer. A record of this transaction will be kept by the Compliance Director in confidential files.

Employee Name ___________________

Person On Whose Behalf Trade is Being Done (if different) ______________________

Broker _________________                 Brokerage Account Number ______________

Security ____________________            Ticker Symbol ________________
         Company Name, Type of Security

Number of Shares or Units ______         Price per Share or Unit _______

Approximate Total Price ________         Buy or Sell ________

I hereby certify that all of the following information is true and complete:

To my knowledge, neither I nor anyone at Reserve possesses material, non-public information about the issuer.

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Code.

To the best of my knowledge, Reserve has not purchased or sold the securities on behalf of an Advisory Client within the past 3 days.

To the best of my knowledge, Reserve is not considering purchasing or selling the securities on behalf of an Advisory Client.

To the best of my knowledge, the security is not appropriate at this time for any Reserve Advisory Client.

In the case of a sale, I have not acquired the securities within the last 30 days.

_______________________________________      ________________
Signature                                          Date

--------------------------------------------------------------------------------

                               For Compliance Use

Date _______________  Information from trading desk: (a) Source ________________
(b) Other activity within past 3 days? ___________ (c) Orders  on  Desk? _______

Remarks: _______________________________________________________________________

Approved:  Y ____  N _____  Approval sent to employee on (date) ________________

Compliance Director Approval: OK'd by _____________________  Date: _____________

Signature ______________________________

--------------------------------------------------------------------------------

                                                  Revised effective July 1, 2004